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                 July 2, 2021

       Thomas Thimot
       Chief Executive Officer
       Ipsidy Inc.
       670 Long Beach Boulevard
       Long Beach, NY 11561

                                                        Re: Ipsidy Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed June 28, 2021
                                                            File No. 333-257453

       Dear Mr. Thimot:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Matthew Derby, Staff Attorney, at (202) 551-3334 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Stephen Fleming